Exhibit 8.2

北京市西城区金融街 19 号富凯大厦 B 座 12 层 邮编：100033

12/F, Tower B, Focus Place, 19 Financial Street, Beijing 100033, China

T: (86-10) 5268 2888    F: (86-10) 5268 2999

November 15, 2024

TO：Jianzhi Education Technology Group Company Limited (the “Company”)

15/F, Tower A, Yingdu Building, Zhichun Road

Haidian District, Beijing 100086

People’s Republic of China

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this Opinion as defined below, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan region) and as such are qualified to issue this LEGAL OPINION ON CERTAIN PRC LEGAL MATTERS (this “Opinion”) with respect to all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and originally filed on November 15, 2024.

For the purpose of the Offering, we have been requested to issue this Opinion with regard to PRC Laws relating to certain PRC legal matters set forth below.

I. Documents and Assumptions

For the purpose of issuing this Opinion, we have examined copies of the Registration Statement, agreements, statements provided by the Company and other documents provided to us as we have considered necessary and appropriate for the purpose of rendering this Opinion.

In rendering this Opinion expressed below, we have assumed without further inquiry:

(a) the genuineness of all the signatures, seals and chops, the authenticity of all documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies, and the authenticity of such originals;

(b) the documents which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied, or supplemented, except as noted therein;

(c) the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(d) in response to our inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company, relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by government agency and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e) all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f) with respect to all parties, the due compliance with, and the legality, validity, effectiveness, and enforceability under, all laws other than the PRC Laws.

II. Opinions

Based on the foregoing and subject to the qualifications and limitations set out below, we are of the opinion that, as of the issuance date of this Opinion, so far as PRC Laws on income tax are concerned:

1.	The Enterprise Income Tax Law of the PRC provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC is treated as a PRC resident enterprise for PRC tax purposes and consequently subject to the PRC income tax at the rate of 25% on its global income. The implementing rules of the Enterprise Income Tax Law of the PRC merely define the location of the “de facto management body” as an “organizational body which effectively manages and controls the production and business operation, personnel, accounting, properties and other aspects of operations of an enterprise.” Based on a review of surrounding facts and circumstances, we do not believe that the Company should be considered a PRC resident enterprise for PRC tax purposes. However, there is limited guidance and implementation history of the above-mentioned provision of the Enterprise Income Tax Law of the PRC, and if the Company is treated as a PRC resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on their global income at a uniform tax rate of 25%.

2.	PRC income tax at the rate of 10% will be withheld from payments of dividends the Company make to shareholders (including ADS holders) that are “non-resident enterprises” of the PRC, if such shareholders do not have an establishment or place of business in the PRC, or if they have such establishment or place of business in the PRC but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are deemed to be sourced within the PRC.

Furthermore, any gain realized on the transfer of the ADSs or shares by such “non-resident enterprises” shareholders (including ADS holders) would be subject to PRC income tax at 10% if such gain is regarded as income derived from sources within the PRC.

3.	Furthermore, if the Company is considered a PRC resident enterprise and relevant PRC tax authorities consider the dividends the Company pay or any gains realized from the transfer of our ADSs or shares to be income derived from sources within the PRC, such dividends and gains earned by nonresident individual shareholders (including ADS holders) would be subject to the 20% PRC individual income tax (which in the case of dividends may be withheld at source).

4.	The above-mentioned rates may be reduced according to applicable tax treaties or similar arrangements between China and the jurisdiction of the shareholder. For example, for shareholders in Hong Kong, the tax rate is reduced to 5% for Table of Contents dividends. However, it is unclear whether non-PRC shareholders would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise.

III. Qualifications and Limitations

The foregoing opinion is further subject to the following qualifications:

(1) this Opinion is rendered only with respect to the PRC Laws, and we express no opinion as to any laws other than the PRC Laws in force on the date of this Opinion;

(2) the PRC Laws referred to herein are currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement, therefore, will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect;

(3) this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(4) this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any PRC Authority in exercising their authorities in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Act, or the regulations promulgated thereunder.

Yours faithfully,

/s/ DeHeng Law Offices
DeHeng Law Offices

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